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            [LOGO]
                          IMMEDIATE ATTENTION REQUIRED

                                                                   June 16, 1999

                     Re: Cendant Corporation Savings Plans

Dear Cendant Corporation Savings Plan Participant:

    Cendant Stock Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Cendant"), announced on June 16, 1999, that each of Purchaser's and Cendant's respective Boards of Directors has approved a plan to repurchase up to 50,000,000 shares of Cendant common stock.

    In this repurchase plan, called a Dutch auction tender offer, shareholders have an opportunity to sell their shares at prices within a range of not greater than $22.50 nor less than $19.75 per share. After shares are tendered by shareholders, Purchaser selects a price and buys back shares that have been tendered at or below such price which will be within that range.

    Enclosed are tender offer materials and a Direction Form that require your immediate attention. These materials contain important information about the tender offer and should be carefully reviewed.

    Our records reflect that a portion of your individual account in the Cendant Corporation Employee Savings Plan (the "Employee Savings Plan"), the Cendant Corporation Deferred Compensation Plan (the "Deferred Compensation Plan") and/or the PHH Corporation Directors Deferred Stock Retirement Plan (the "PHH Plan") (the "Savings Plans") is invested in the Cendant Corporation Common Stock Fund (the "Common Stock Fund"). As described below, you have the right to instruct the Merrill Lynch Trust Company of New Jersey ("Merrill Lynch"), as Trustee of the Savings Plans, concerning whether and on what terms to tender shares attributable to your individual account under the Savings Plans.

    YOU WILL NEED TO COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 15, 1999, UNLESS THE OFFER IS EXTENDED. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE TENDER OFFER DESCRIBED BELOW.

    The remainder of this letter summarizes the transaction, your rights under the Savings Plans and the procedures for completing the Direction Form. You should also review the more detailed explanation provided in the other materials including the Offer to Purchase and the related Letter of Transmittal enclosed with this letter. For purposes of this letter, unless otherwise provided, the term "participant" means an actual participant and an alternative payee with respect to an actual participant (i.e., a spouse, former spouse, child or other dependent of an actual participant who has an interest in a Savings Plan individual account pursuant to a qualified domestic relations order).

BACKGROUND

    Purchaser has made a tender offer to purchase up to 50,000,000 shares of Cendant common stock, par value $.01 per share ("Shares"), at prices not greater than $22.50 nor less than $19.75 per Share (the "Purchase Price"). The enclosed Offer to Purchase, dated June 16, 1999 ("Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") set forth the objectives, terms and conditions of the Offer and are being provided to all of Cendant's shareholders.

    The Offer extends to the approximately 2,967,044 Shares currently held by the Employee Savings Plan, 52,520 Shares currently held by the Deferred Compensation Plan and 46,756 Shares currently held by the PHH Plan. Only Merrill Lynch as Trustee of the Savings Plans can tender these Shares for sale. Nonetheless, as a Savings Plan participant, you have the right to direct Merrill Lynch whether or not to tender some or all Shares attributable to your individual account in the Savings Plan. If you direct Merrill Lynch to tender any Shares attributable to your individual account, you must also specify the price or prices at which Shares should be tendered (in multiples of $0.25).

    Please note that Merrill Lynch is the holder of record of Shares attributable to your individual account under the Savings Plans. A tender of such Shares can be made only by Merrill Lynch as the holder of record. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares attributable to your individual account under the respective Savings Plan.

    NONE OF PURCHASER, CENDANT, THEIR RESPECTIVE BOARDS OF DIRECTORS, MERRILL LYNCH, ITS AFFILIATES, OR ANY OTHER PARTY MAKES ANY RECOMMENDATIONS AS TO WHETHER TO DIRECT THE TENDER OF SHARES, THE PRICE AT WHICH TO TENDER, OR WHETHER TO REFRAIN FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

    Except as described below, Merrill Lynch will follow timely, properly completed Direction Forms of participants with respect to the Offer and will NOT tender Shares attributable to the individual accounts of participants from whom Merrill Lynch has not received timely, properly completed Direction Forms. Only in the event that Merrill Lynch determines that such directions violate the Employee Retirement Income Security Act of 1974 as amended ("ERISA") will Merrill Lynch exercise discretion with respect to the tender of Shares held by the respective Savings Plan.

CONFIDENTIALITY

    To assure the confidentiality of your decision, Merrill Lynch and its affiliates or agents will tabulate the Direction Forms. Neither Merrill Lynch nor its affiliates or agents will make the results of your individual direction available to Purchaser.

HOW THE OFFER WORKS

    The details of the Offer are described in the enclosed materials, which you should review carefully. However, in broad outline, the transaction will work as follows with respect to Savings Plans participants.

    - Purchaser has offered to purchase up to 50,000,000 Shares at a single per Share price not greater than $22.50 nor less than $19.75.

    - If you want any Shares attributable to your individual account under the Savings Plan sold on the terms and subject to the conditions of the Offer, you need to instruct Merrill Lynch by completing the enclosed Direction Form and returning it in the enclosed return envelope.

    - As described in Section 1 of the Offer to Purchase, if fewer than all Shares validly tendered at or below the Purchase Price (as defined in the Offer to Purchase) and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) are to be purchased, Shares purchased first will consist of all Shares tendered by "Odd Lot Owners" who validly tendered all of their Shares at or below the Purchase Price (including by not designating a Purchase Price as set forth below the Odd Lots section of the Direction Form). "Odd Lot Owners" are shareholders, including participants in the Savings Plans with Shares credited to their individual accounts under the Savings Plans, who owned beneficially as of the close of business on June 15, 1999, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (including Shares credited to such participant's account under the Savings Plans but excluding Restricted Shares (as defined in the Offer to Purchase)). Partial tenders of Shares will not qualify for this preference and this preference will not be available unless the box captioned "Odd Lots" in the Direction Form is completed.

    - You need to specify on the Direction Form the per Share price(s) (in multiples of $0.25), not greater than $22.50 nor less than $19.75, at which you wish to tender Shares attributable to your individual account under the Savings Plans, except that tendering shareholders who do not wish to specify a purchase price may check the box indicating that such shareholder is tendering all Shares at the Purchase Price determined by Purchaser.

    - The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on July 15, 1999, unless Purchaser extends the Offer. ACCORDINGLY, IN ORDER FOR

                                       2
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      MERRILL LYNCH TO MAKE A TIMELY TENDER OF THE SHARES ATTRIBUTABLE TO YOUR
      INDIVIDUAL ACCOUNT UNDER THE SAVINGS PLANS, YOU MUST COMPLETE AND RETURN THE ENCLOSED DIRECTION FORM IN THE RETURN ENVELOPE SO THAT IT IS RECEIVED BY MERRILL LYNCH AT THE ADDRESS ON THE RETURN ENVELOPE NOT LATER THAN 3:30 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 15, 1999, UNLESS THE OFFER IS EXTENDED. Please complete and return the Direction Form even if you decide not to participate in the Offer. If Merrill Lynch does not receive a completed signed original Direction Form from you by such deadline, pursuant to the terms of the Trust Agreements relating to the respective Savings Plan, Merrill Lynch will NOT tender any of your Shares unless such Trust Agreement provision violates ERISA.

    - After the deadline above for returning the Direction Form to Merrill Lynch, Merrill Lynch and its affiliates or agents will complete the tabulation of all directions and Merrill Lynch, as Trustee, will tender the appropriate number of Shares. For purposes of this tabulation, Merrill Lynch will calculate the number of Shares representing your interest in the Common Stock Fund allocated to your individual account based upon the number of Shares held by the Common Stock Fund as of the close of business on June 10, 1999.

    - Purchaser will then determine the lowest single per Share purchase price (not greater than $22.50 nor less than $19.75) at which Purchaser can purchase 50,000,000 Shares.

    - Unless the Offer is terminated or amended, in accordance with its terms, Purchaser will then buy all Shares, up to 50,000,000, that were validly tendered and not properly withdrawn at the Purchase Price or below. Participants will receive the same per Share Purchase Price, even if they tendered at or below the Purchase Price.

    - If you direct the tender of any Shares attributable to your individual account at a price in excess of the Purchase Price as finally determined, those Shares will not be purchased, and your interest in the Common Stock Fund, will remain allocated to your individual account under the respective Savings Plan.

    - If there is an excess of Shares tendered over the exact number desired by Purchaser at the Purchase Price, Shares tendered pursuant to the Offer may be subject to proration as set forth in Section 1 of the Offer to Purchase. However, as described above, all Shares tendered by participants who are Odd Lot Owners in accordance with Section 2 of the Offer to Purchase will be purchased in the Offer without proration.

    - IMPORTANT: IF YOU DIRECT MERRILL LYNCH TO TENDER SAVINGS PLANS SHARES REFLECTING YOUR INTEREST IN THE COMMON STOCK FUND AND THEY ARE PURCHASED BY PURCHASER, ANY PROCEEDS WILL BE REINVESTED IN THE STABLE VALUE FUND ACCOUNT (THE "SV FUND") AND/OR THE MERRILL LYNCH RETIREMENT RESERVES FUND ACCOUNT (THE "RETIREMENT RESERVES FUND") AS SOON AS ADMINISTRATIVELY POSSIBLE AND SUCH INVESTMENT WILL BE CREDITED TO YOUR INDIVIDUAL ACCOUNT.

    - IF YOU WISH TO HAVE ANY PROCEEDS OF THE SALE OF SHARES REFLECTING YOUR INTEREST IN THE COMMON STOCK FUND WHICH WERE REINVESTED IN THE SV FUND AND/OR THE RETIREMENT RESERVE FUND ACCOUNT INVESTED IN A DIFFERENT MANNER, SUBJECT TO THE PROVISIONS OF THE RESPECTIVE SAVINGS PLAN, PLEASE CALL MERRILL LYNCH AT 1 (800) 228-401K AFTER THE REINVESTMENT IS COMPLETE.

    - Only after such time will you be able to instruct Merrill Lynch to invest any proceeds of the sale of Shares reflecting your interest in the Common Stock Fund (which will be invested in the SV Fund and/or the Retirement Reserves Fund Account) in any other manner.

    This form of transaction is commonly called a modified Dutch auction and requires some strategy on your part. For example, if you are anxious to sell, you may want to tender the shares attributable to your

                                       3
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individual account at a price at or near the lower limit. If you are not sure whether or not you want to participate, but would be willing to sell at a price above the lower limit, then you may want to specify a higher price, not to exceed the upper limit, of course. If you do not want to sell for any price within the limits, you may direct that Shares attributable to your individual account not be tendered into the Offer.

PROCEDURE FOR DIRECTING TRUSTEE

    A Direction Form for making your direction is enclosed. You must complete, sign and return the enclosed original Direction Form in the return envelope so that it is received at the address listed on the enclosed return envelope not later than 3:30 p.m., New York City time, on Thursday, July 15, 1999, unless the Offer is extended. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE OFFER. If your Direction Form is not received by this deadline, or if it is not fully or properly completed, Shares attributable to your individual account under the Savings Plans will not be tendered. Please contact Merrill Lynch at 1 (800) 228-401K to find out the actual number of Shares attributable to your individual account that you may tender in the Offer.

    To properly complete your Direction Form, you must do the following:

    (1) On the back of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX. Make your decision which box to check as follows:

    - CHECK BOX 1 if you do not want Shares attributable to your individual account tendered for sale at any price and simply want the Savings Plans to continue holding such Shares.

    - CHECK BOX 2 in all other cases and either (i) complete the table immediately below Box 2, specifying the percentage of Shares attributable to your individual account that you want to tender at each price indicated, or (ii) if you are an Odd Lot Owner and you wish to tender all Shares attributable to your individual account, complete the section entitled "Odd Lots."

      You may direct the tender of Shares attributable to your individual account at different prices. To do so, you must state the percentage of Shares to be sold at each indicated price by filling in the percentage of such Shares on the line immediately before the price. Leave a line blank if you want no Shares reflecting your interest in the Common Stock Fund tendered at that price. The total percentage of Shares reflecting your interest in the Common Stock Fund tendered may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Merrill Lynch NOT to tender the balance of Shares attributable to your individual account under the Savings Plan.

    (2)  Date and sign the Direction Form in the space provided.

    (3) Return the Direction Form in the enclosed return envelope so that it is received by Merrill Lynch at the address on the return envelope no later than 3:30 p.m., New York City time, on Thursday, July 15, 1999, unless the Offer is extended. Please complete and return the Direction Form even if you decide not to participate in the Offer. NO FACSIMILE TRANSMITTALS OF THE DIRECTION FORM WILL BE ACCEPTED.

    Your direction will be deemed irrevocable unless properly withdrawn by 3:30 p.m., New York City time, on Thursday, July 15, 1999, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Merrill Lynch at 1 (800) 228-401K. Your new Direction Form must include your name, address and Social Security number. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed cancelled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Merrill Lynch and repeating the previous instructions for directing tenders as set forth in this letter.

INVESTMENT OF TENDER PROCEEDS

    For any Shares attributable to your individual account under the Savings Plans that are tendered and purchased by Purchaser, Purchaser will pay cash to the Savings Plans. Merrill Lynch will invest the

                                       4
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proceeds in the SV Fund and/or the Retirement Reserves Fund Account as soon as administratively possible and will credit such investment to your individual account. You may call Merrill Lynch at 1 (800) 228-401K after the reinvestment is complete to have the proceeds of the sale of Shares which were invested in the SV Fund and/or the Retirement Reserve Fund Account invested in other investment options offered under the respective Savings Plan.

    INDIVIDUAL PARTICIPANTS IN THE SAVINGS PLANS WILL NOT RECEIVE ANY PORTION OF THE TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE SAVINGS PLANS AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE SAVINGS PLANS.

    For federal income tax purposes, no gain or loss will be recognized by participants in the Savings Plans as a result of the tender or sale of Shares held in the Savings Plans. However, certain tax benefits that may otherwise be available in connection with the future withdrawal or distribution of shares from the Savings Plans may be adversely affected if Savings Plans Shares are tendered and sold. Specifically, under current federal income tax rules, if a participant receives a distribution of Shares in kind as part of a "lump sum" withdrawal or distribution, the excess of the fair market value of the Shares on the date of such withdrawal or distribution over the cost to the Savings Plans of those Shares is excluded from the value of the withdrawal or distribution for purposes of determining the participant's federal income tax liability with respect to the withdrawal or distribution. Any excess in market value over the cost will be taxed to the extent realized when Shares are sold as long-term capital gain. If you direct Merrill Lynch to tender Shares attributable to your individual account in the Offer, you may adversely affect your ability to take advantage of this tax benefit. If you direct Merrill Lynch not to tender any Shares attributable to your individual account, the cost of Shares attributable to your individual account will not be affected.

SHARES OUTSIDE THE SAVINGS PLAN

    If you hold Shares directly, you will receive, under separate cover, tender offer materials directly from Purchaser, which can be used to tender such Shares directly to Purchaser. Those tender offer materials may not be used to direct the Merrill Lynch to tender or not tender Shares attributable to your individual account under the Savings Plan. The direction to tender or not tender Shares attributable to your individual account under the Savings Plan may only be made in accordance with the procedures in this letter.

FURTHER INFORMATION

    If you require additional information concerning the terms and conditions of the Offer, please call ChaseMellon Shareholder Services, L.L.C., the Information Agent, at 1-800-684-8823. If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Savings Plan, please contact Merrill Lynch at 1 (800) 228-401K.

                                          Sincerely,

                                   CENDANT CORPORATION

                                       5
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           QUESTIONS AND ANSWERS FOR SAVINGS PLANS PARTICIPANTS ABOUT
                   THE CENDANT STOCK CORPORATION TENDER OFFER

Q. WHY IS PURCHASER OFFERING THIS TENDER OFFER TO PARTICIPANTS IN THE SAVINGS PLANS?

A. As a participant in the Savings Plans, you may have a proportional interest in the Common Stock Fund. Under the terms of the Savings Plans, you have the right to direct the investment of the contributions allocated to your individual accounts. The contributions invested in the Common Stock Fund represent a proportional interest in the assets of the Common Stock Fund. The Common Stock Fund is held in an individual account for you by Merrill Lynch (along with the plan's other investment funds). The Savings Plans provide that in the event of a tender offer, you may direct Merrill Lynch to tender the Shares that reflect your proportional interest in the Common Stock Fund.

Q. IF I DECIDE TO DIRECT MERRILL LYNCH TO TENDER THE SHARES THAT REFLECT MY PROPORTIONAL INTEREST IN THE SV FUND AND/OR THE RETIREMENT RESERVE FUND, WILL I BE ABLE TO RECEIVE THE PROCEEDS?

A. No. All proceeds from any Savings Plans shares that are tendered and sold will be automatically invested by Merrill Lynch in the the Common Stock Fund. The proceeds will be part of your individual account and may not be distributed except in accordance with the applicable terms of the respective Savings Plan.

Q. WILL I BE ABLE TO CHANGE THE INVESTMENT FUNDS IN WHICH THE PROCEEDS OF SAVINGS PLANS SHARES TENDERED ARE INVESTED?

A. Yes. Proceeds from the sale of Shares held by the Savings Plans may be invested in a different manner subject to the provisions of the Savings Plan by contacting Merrill Lynch at 1(800) 228-401K after the reinvestment is complete.

Q.    IS THERE A FORM I HAVE TO RETURN?

A. Included in this mailing is a "Direction Form." Complete and return this form even if you decide not to direct the tender of any shares.

Q.    WHAT IS THE DEADLINE FOR RETURNING THE DIRECTION FORM?

A. The form must be received by Merrill Lynch at the address on the return envelope by 3:30 p.m., on Thursday, July 15, 1999, unless this deadline is extended.

Q.    WHAT IF I HAVE QUESTIONS?

A. Contact Merrill Lynch at 1(800) 228-401K for information on the procedure for tendering Shares reflecting your interest in the Common Stock Fund under the Savings Plans. Contact ChaseMellon Shareholder Services, L.L.C., the Information Agent for the Offer, at 1-877-698-9870 for questions on the terms and conditions of the Offer.

                                       6
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                                 DIRECTION FORM

                            FOR PARTICIPANTS IN THE
                     THE CENDANT CORPORATION SAVINGS PLANS

      BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING
               OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS

    The undersigned acknowledges receipt of the letter of Cendant Corporation, a Delaware corporation ("Cendant"), and the enclosed Offer to Purchase, dated June 16, 1999, and the related Letter of Transmittal (which Offer to Purchase and Letter of Transmittal together constitute the "Offer") in connection with the Offer by Cendant Stock Corporation, a Delaware corporation and a wholly owned subsidiary of Cendant, to purchase up to 50,000,000 shares of Cendant common stock, par value $.01 per share (the "Shares"), at prices not greater than $22.50 nor less than $19.75 per Share, upon the terms and subject to the conditions of the Offer.

    This will instruct the Merrill Lynch Trust Company of New Jersey ("Merrill Lynch") as trustee of the Savings Plans (as defined below) to tender to Purchaser the percentage of Shares indicated below that are held by Merrill Lynch for the individual account of the undersigned in the Cendant Corporation Common Stock Fund (the "Common Stock Fund") under the Cendant Employee Savings Plan (the "Employee Savings Plan"), the Cendant Corporation Deferred Compensation Plan (the "Deferred Compensation Plan") and/or the PHH Corporation Directors Deferred Stock Retirement Plan (the "PHH Plan") (the "Savings Plans"), at the price(s) per Share indicated, upon the terms and subject to the conditions of the Offer.

    For any Shares attributable to the individual account of the undersigned under the Savings Plans that are tendered and purchased by Purchaser, Purchaser will pay cash to the Savings Plans. Merrill Lynch will invest the proceeds in the Stable Value Fund (the "SV Fund") under the Employee Savings Plan and in the Merrill Lynch Retirement Reserve Fund Account (the "Retirement Reserve Fund") under the Deferred Compensation Plan and the PHH Plan as soon as administratively possible and will credit such investment to your individual account. The undersigned may call Merrill Lynch at 1 (800) 228-401K after the reinvestment is complete to have the proceeds of the sale of Shares which were invested in the SV Fund and/or the Retirement Reserve Fund invested in other investment options offered under the Savings Plan.

    INDIVIDUAL PARTICIPANTS IN THE SAVINGS PLAN WILL NOT RECEIVE ANY PORTION OF THE TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE SAVINGS PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE SAVINGS PLAN.

                                  INSTRUCTIONS

    Carefully complete the form below, insert today's date, print your name, address and Social Security number and sign in the spaces provided. Enclose this Direction Form in the included envelope and mail it promptly. YOUR DIRECTION FORM MUST BE RECEIVED BY MERRILL LYNCH AT THE ADDRESS ON THE RETURN ENVELOPE NOT LATER THAN 3:30 P.M., NEW YORK CITY TIME, ON JULY 15, 1999 UNLESS THE OFFER IS EXTENDED. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE OFFER. Direction Forms that are not fully or properly completed, dated and signed, or that are received after the deadline, will be disregarded, and Shares reflecting your interest in the SV Fund and/or the Retirement Reserves Fund will not be tendered. Note that Merrill Lynch also has the right to disregard any direction that it determines cannot be carried out without violating applicable law.

    NONE OF PURCHASER, CENDANT, THEIR RESPECTIVE BOARDS OF DIRECTORS, MERRILL LYNCH, ITS AFFILIATES, OR ANY OTHER PARTY MAKES ANY RECOMMENDATIONS AS TO

                                       7
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WHETHER TO DIRECT THE TENDER OF SHARES THE PRICE AT WHICH TO TENDER, OR WHETHER
TO REFRAIN FROM DIRECTING THE TENDER OF SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THESE MATTERS.

(CHECK ONLY ONE BOX)

/ / 1. Please refrain from tendering and continue to HOLD all Shares reflecting my interest in the Common Stock Fund.

/ / 2. Please TENDER Shares reflecting my interest in the Common Stock Fund either (i) in the percentage indicated below for each of the prices provided or
(ii) at the Purchase Price determined by Purchaser.

      The total of the percentages may NOT exceed 100%, but it may be less than or equal to 100%. If the total of the percentages is less than 100%, Merrill Lynch will NOT tender the balance of the Shares reflecting my interest in the Common Stock Fund. A blank space before a given price will be taken to mean that no Shares reflecting my interest in the SV Fund and/or the Retirement Reserves Fund are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

/ /  PERCENTAGE OF SHARES BEING TENDERED:_________

              IF SHARES ARE BEING TENDERED AT MORE THAN ONE PRICE,
               STATE THE PERCENTAGE OF SHARES TO BE SOLD AT EACH
              PRICE BY FILLING IN THE PERCENTAGE OF SUCH SHARES ON
                   THE LINE IMMEDIATELY FOLLOWING THE PRICE.

                          PRICE (IN DOLLARS) PER SHARE
                       AT WHICH SHARES ARE BEING TENDERED

   / / $19.75         / / $20.00         / / $20.25         / / $20.50
   / / $20.75         / / $21.00         / / $21.25         / / $21.50
   / / $21.75         / / $22.00         / / $22.25         / / $22.50

                                    ODD LOTS

/ / This box is to be checked ONLY if (i) you have checked box 2, above, (ii) you are tendering all of the Shares attributable to your individual account under the Savings Plans, and (iii) your individual account was credited with, as of the close of business on June 15, 1999 and continues to be credited with as of the Expiration Date, an aggregate of fewer than 100 shares.

    If you do not wish to specify a purchase price, check the following box, in which case you will be deemed to have tendered at the Purchase Price determined by Purchaser in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share in the box entitled "Price (In Dollars) Per Share At Which Shares are Being Tendered" above. / /

RETURN THIS DIRECTION FORM IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED AT THE ADDRESS ON THE RETURN ENVELOPE NO LATER THAN 3:30 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 15, 1999 UNLESS THE OFFER IS EXTENDED.

Please complete and return this Direction Form even if you decide not to participate in the Offer. NO FACSIMILE TRANSMITTALS OF THE DIRECTION FORM WILL BE ACCEPTED.

                                               SIGN HERE:

                                                                   Name:
Dated: , 1999                                                 (please print)
                                               Address:
                                               Social Security or Taxpayer ID No.

                                       9